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Ocwen Financial Corporation                                           Exhibit 99
1675 Palm Beach Lakes Blvd.
West Palm Beach, FL  33401
NYSE symbol: OCN
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NEWS RELEASE:     IMMEDIATE                                        July 28, 1998

OCWEN FINANCIAL CORPORATION REPORTS STRONG CORE SECOND QUARTER RESULTS BEFORE IO WRITE-DOWN

o   Core earnings strong
o   Capital up year to date
o   Loss on sale of entire AAA-rated agency IO portfolio
o   Exploring strategic alliances

WEST PALM BEACH, FL - Ocwen Financial Corporation (NYSE: OCN) ("OCN" or the "Company") today reported earnings for the second quarter ended June 30, 1998 of $0.40 per diluted share before the impact of a $1.02 per diluted share charge against earnings related to the Company's decision to immediately discontinue its investments in AAA-rated agency interest-only and inverse interest-only securities (together, "IOs"). Excluding the IO related charge, the Company reported earnings of $24.5 million for the 1998 second quarter and returns on average assets and average equity of 2.45% and 22.52%, respectively. Including the IO related charge, the Company reported a net loss of $37.9 million, or $(0.62) per diluted share, for the 1998 second quarter. This compares to net income of $18.8 million for the second quarter of 1997, or $0.35 per diluted share and returns on average assets and average equity of 2.75% and 32.29%, respectively.

Excluding the IO related charge, for the first six months of 1998 the Company reported earnings of $46.8 million or $0.76 per diluted share and returns on average assets and average equity of 2.58% and 21.75%, respectively. Including the IO related charge, net loss for the first six months of 1998 totaled $15.6 million, as compared to net income of $35.8 million for the same period in 1997. Diluted earnings per share were $(0.25) for the six months ended June 30, 1998 versus $0.66 for the same period in 1997.

William C. Erbey, Chairman and Chief Executive Officer, said, "Obviously, the write-down was very disappointing. However, we are very pleased with the strong results in our major lines of business, which remain very profitable and ahead of our 1998 business plan. Very simply, these results clearly demonstrate the underlying strengths of our core businesses."

Mr. Erbey added, "In addition to our major business lines, OCN has historically invested in a portfolio of AAA-rated agency IOs. Due to unprecedented levels of mortgage prepayments and a continued inversion in the shape of the yield curve, what we until very recently believed to be a sound investment strategy has become one of increasing volatility and sensitivity to interest rate movements. Therefore, we have decided to put this behind us and discontinue this investment activity. To that end, we wrote-down the book value of the IOs by $77.6 million in the second quarter and on July 27, 1998, we disposed of the entire portfolio at book value."

Mr. Erbey continued, "Our ability to generate strong earnings in the first half of 1998 from our core businesses and our high level of liquidity and capitalization will enable us to focus on and continue to grow these businesses both domestically and internationally. Since we went public, and looking back before that time, we have generated an impressive financial record which reflects our proven ability to successfully manage servicing-intensive assets. In the last three years, OCN has earned an average 28% return on equity and a 58% growth rate in earnings per share. We believe that OCN's core businesses will continue to see substantial growth and profitability in the future."

Mr. Erbey further stated, "Today, OCN is the largest purchaser of domestic distressed residential and commercial real estate loans (based on 1997 and 1996 loan acquisition volumes) and a leading servicer of distressed mortgage loans in the United States. This leadership position reflects our experience and expertise in this business and our use


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Contacts                 Christine A. Reich                    (561) 682-8569
                          William C. Erbey                     (561) 682-8520
                           Mark S. Zeidman                     (561) 682-8600
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                                       5

Ocwen Financial Corporation (OCN)
Second Quarter Results
July 28, 1998

of advanced computer systems and proprietary software. Moreover, we are the first financial services company designated by rating agencies as a top-ranked Special Servicer for both commercial and residential assets. Accordingly, as part of our strategic focus on further development of our core competencies and fee-based business lines, we have engaged an investment bank to identify strategic partners who can enable us to expand our franchise both domestically and internationally. By combining our strengths in systems and technology with strategic partners who have the ability to finance assets globally and provide wider brand name recognition, we believe that we will be able to penetrate the distressed asset marketplace more effectively and add value to our various constituencies. I am excited about the opportunities that such alliances may offer in the years to come."

SECOND QUARTER AND SIX MONTHS RESULTS AT A GLANCE        Second Quarter                    Six Months
------------------------------------------------- ----------------------------    ----------------------------
In thousands of dollars, except per share data        1998            1997            1998            1997
------------------------------------------------- ------------    ------------    ------------    ------------
Revenues .......................................  $    102,275    $     62,664    $    164,866    $    115,751
Provision for loan losses ......................        (9,675)         (7,909)        (11,929)        (17,651)
Impairment loss on AAA-rated agency IOs.........       (77,645)             --         (77,645)             --
Expenses .......................................       (59,169)        (31,080)        (96,621)        (53,777)
Income tax benefit (expense) ...................         6,383          (5,126)          5,810          (8,733)
Minority interest ..............................           (68)            243             (35)            243
Net (loss) income ..............................       (37,899)         18,792         (15,554)         35,833
Earnings per share:
   Basic .......................................         (0.62)           0.35           (0.26)           0.67
   Diluted .....................................         (0.62)           0.35           (0.25)           0.66
Weighted average shares outstanding:
   Basic .......................................    60,713,593      53,599,022      60,682,432      53,599,014
   Diluted .....................................    61,326,784      54,127,521      61,336,494      54,137,127

ALL REFERENCES BELOW REGARDING CHANGES ARE BASED ON COMPARISONS TO THE SAME PERIOD A YEAR AGO.

Revenues, excluding the impairment loss, increased $39.6 million or 63% in the second quarter of 1998 from a year ago and were up $49.1 million or 42% for the first six months of 1998.

o Net interest income before provision for loan losses increased $6.1 million or 22% to $34.2 million in the second quarter of 1998. In the first six months of 1998, net interest income increased $5.9 million or 13% to $51.3 million. The increase in net interest income during the second quarter of 1998 was largely due to a $21.3 million increase in interest income on loans available for sale offset by a $15.1 million increase in interest expense on obligations outstanding under lines of credit.

o Non-interest income, excluding the impairment loss, increased $34.8 million or 105% to $68.1 million in the second quarter of 1998. This increase is due primarily to a $10.5 million increase in gains on sales of interest earning assets, an $8.6 million increase in servicing fees and other charges, a $5.9 million increase in gain on real estate owned and a $9.8 million increase in other income. The increase in servicing fees reflects a significant increase in loans serviced for others, from $5.51 billion at December 31, 1997 to $8.17 billion at June 30, 1998, primarily as a result of securitizations of single family residential discount loans and subprime loans held by the Company, and agreements to service mortgage loans for others. OCN has also increasingly entered into special servicing arrangements whereby the Company services loans that become greater than 60 days past due and receives additional fees to the extent certain loss mitigation parameters are achieved. Through June 30, 1998, the Company has been designated as a special servicer for pools of loans totaling approximately $8.7 billion in unpaid principal balance. In the first six months of 1998, non-interest income excluding the impairment loss increased 108% to $113.5 million.

o Impairment loss on AAA-rated agency IOs amounted to $77.6 million, or $62.4 million after tax, for the second quarter and first six months of 1998. The entire AAA-rated agency IO portfolio was sold on July 27, 1998 at book value.

Ocwen Financial Corporation (OCN)
Second Quarter Results
July 28, 1998

Provision for loan losses increased $1.8 million in the second quarter of 1998 as compared to 1997 due to the establishment of a $2.1 million general reserve on discount loans. Provision for loan losses decreased by $5.7 million during the first six months of 1998 primarily as a result of the recapture of previously established provisions for loan losses in connection with the securitization of single-family residential discount loans during the first quarter of 1998 and the inclusion in the provision for loan losses for the first quarter of 1997 of $2.0 million of additional reserves provided in connection with the unsecuritized discount loans remaining from the first quarter 1997 securitization.

Expenses rose $28.1 million or 90% in the second quarter of 1998 as a result of growth in our core business lines and expenses of OTX and Ocwen U.K. which amounted to $3.5 million and $11.3 million, respectively. Details of this growth include:

o Compensation and employee benefits increased $10.1 million or 51% primarily due to an 83% increase in the average number of employees from 823 to 1,510.
o    Occupancy and equipment expense increased $4.6 million or 116%.
o Distributions on capital securities amounted to $ 3.4 million during the second quarter of 1998 as compared to $0 during the same period of 1997.
o Other operating expenses increased by $9.1 million primarily due to a $5.8 million increase in loan related expenses, a $2.2 million increase in professional expenses and a $1.4 million increase in marketing expenses.

Income tax benefit was recorded at a rate of 14.4% for the second quarter of 1998 as compared to income tax expense of 21.7% for the comparable period in the prior year. The Company estimates that its effective tax rate for 1998 will approximate 11.5% before the use of a net operating loss carry-forward which resulted in a $3.4 million increase in tax benefit for the first half of 1998.

RECENT DEVELOPMENTS

On April 24, 1998, the Company and Ocwen Asset Investment Corp. (NYSE: OAC) ("OAC") completed the joint closing of the transaction previously agreed to by the Company for the acquisition of substantially all of the assets, and certain liabilities, of the United Kingdom ("UK") operations of Cityscape Financial Corp ("Cityscape"). As consummated, the Company acquired Cityscape's mortgage loan portfolio and residential subprime mortgage loan origination and servicing businesses for (pound)249.6 million ($421.3 million) and assumed (pound)20.3 million ($34.3 million) of Cityscape's liabilities. OAC acquired Cityscape's securitized mortgage loan residuals for (pound)33.7 million ($56.9 million). In addition, the Company and OAC entered into an agreement for Ocwen Federal Bank FSB (the "Bank") to service the securitized mortgage loan residuals purchased by OAC in the transaction.

On May 12, 1998, the Company established a wholly-owned subsidiary, Ocwen Technology Xchange, Inc. ("OTX"), to supply its advanced mortgage loan servicing, resolution and work flow technology to the mortgage and real estate industries. OTX will also license its DATATrakTM technology. The Company decided to form OTX in order to leverage the Company's servicing experience and technology and to benefit from the opportunities presented by current inefficiencies in the real estate market. The foundation of OTX was strengthened by the Company's previous acquisition of two software companies: Amos, Inc. a developer of mortgage loan servicing and origination software and workflow technology, in October of 1997, and DTS Communications, Inc., a leading real estate technology company, in January of 1998.

On May 19, 1998, the Company announced the promotion of four key executives. The promoted executives are Christine A. Reich, who was promoted to the position of President; John R. Erbey, who was named Senior Managing Director and General Counsel as well as Chairman and Chief Executive Officer of OTX; and Jordan C. Paul and Ronald M. Faris, who were promoted to the newly created position of Executive Vice President.

On June 29, 1998, the Company completed the securitization of 4,522 subprime single family residential mortgage loans with an aggregate unpaid principal balance of $382.7 million. The Company recorded a net gain of $9.7 million on the sale of the senior classes of securities in connection with this transaction. The Company continues to service the loans for a fee and has retained an interest in the related residual security.

Ocwen Financial Corporation (OCN)
Second Quarter Results
July 28, 1998

On June 29, 1998, the Company, as part of a larger transaction involving the Company, Black Rock Finance LP and Residential Funding Corporation, completed the securitization of 1,155 single family residential mortgage discount loans with an aggregate unpaid principal balance of $98.3 million. The Company recorded a net gain of $12.2 million on the sale of the senior classes of securities in connection with this transaction. The Company continues to service the loans for a fee and has retained an interest in the related subordinate security.

On June 30, 1998, the Company completed the securitization of 14,179 UK subprime single family residential mortgage loans with an aggregate unpaid principal balance of (pound)218.1 million ($363.8 million), the largest such securitization in the history of the UK. The Company recorded a net gain of (pound)5.5 million ($9.1 million) on the sale of (pound)222.0 million ($370.3 million) senior classes of securities in connection with this transaction. The Company continues to service the loans for a fee and has retained an interest in the related residual security.

For the six months ended June 30, 1998, the Company purchased discount loans with a total unpaid principal balance of approximately $673.7 million. Combined purchases and originations of subprime single family loans for the same period amounted to approximately $1.13 billion of unpaid principal balance, including $292.8 million purchased from the US operations of Cityscape and $421.3 million purchased in connection with the acquisition of the UK operations of Cityscape as previously announced.

THE REMAINDER OF THIS RELEASE CONTAINS SUMMARY INFORMATION ON THE COMPANY'S SEGMENT PROFITABILITY, SPECIFIC AREAS OF RESULTS, FINANCIAL CONDITION AND AVERAGE BALANCES AND RATES, AS WELL AS THE COMPANY'S INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS.

NET INCOME SUMMARY BY BUSINESS ACTIVITY

The Company continues to engage in significant discount loan acquisition and resolution activities and a variety of other mortgage lending activities, which generally reflect the Company's desire to focus on business lines which leverage its core competency, the servicing and management of servicing intensive assets. The following table presents the estimated contribution by business activity to the Company's net income for the periods indicated.

                                                              Three Months                              Six Months
                                               ------------------------------------------  -------------------------------------
For the periods ended June 30,                         1998                   1997                1998                1997
                                               -------------------    -------------------  ------------------  -----------------
(Dollars in thousands)                          Amount       %         Amount       %       Amount      %       Amount     %
--------------------------------------------   --------   --------    --------   --------  --------  --------  -------- --------
Discount Loans:
  Single family residential loans ..........   $  5,524         23    $  5,072         27  $ 22,519        48  $ 12,324       34
  Large commercial real estate loans .......     10,434         43       6,813         36    13,297        29     9,804       27
  Small commercial real estate loans .......      2,649         11         588          3     6,018        13     1,142        3

Investment in low-income housing tax credits        535          2       2,161         12     5,285        11     3,760       11

Commercial real estate lending .............      5,661         23       1,466          8     5,318        11     2,068        6

Subprime single family residential lending .      1,092          4        (198)        (1)    2,364         5       744        2

Mortgage loan servicing ....................      2,600         11          38         --     4,128         9     1,108        3

Investment securities ......................     (2,044)        (8)      1,761          9    (9,748)      (21)    3,405       10

OTX ........................................     (3,147)       (14)         --         --    (4,250)       (9)       --       --

Other ......................................      1,165          5       1,091          6     1,883         4     1,478        4
                                               --------   --------    --------   --------  --------  --------  --------  --------
                                                 24,469        100%     18,792        100%   46,814       100%   35,833      100%
                                                          ========               ========            ========            ========

Impairment loss on AAA-rated agency IOs.....    (62,368)                    --              (62,368)                 --
                                               --------               --------             --------            --------
                                               $(37,899)              $ 18,792             $(15,554)           $ 35,833
                                               ========               ========             ========            ========

Ocwen Financial Corporation (OCN)
Second Quarter Results
July 28, 1998

REVENUES

NET INTEREST INCOME

Interest income of $87.1 million for the second quarter of 1998 increased by $20.1 million or 30% over that of the second quarter of 1997. This increase is the result of a $1.07 billion increase in average interest-earning assets, offset by a 135 basis point decrease in the average yield earned. The decline in the average yield earned for the second quarter of 1998 is primarily due to a decline in the yield on securities available for sale (primarily due to declining yields on the IO portfolio and a $4.2 million charge on the subprime residual securities due to accelerated prepayments of mortgage loans) offset in part by an increase in the yield on the loan portfolio (primarily due to additional interest received in connection with the payoff of nonresidential loans.) Of the $1.07 billion net increase in average interest-earning assets, $281.6 million and $862.5 million related to securities available for sale and loans available for sale, respectively, offset by $162.0 million decrease related to the loan portfolio. The $862.5 million increase in loans available for sale is primarily as a result of $292.8 million purchased from the U.S. operations of Cityscape and $421.3 million purchased in connection with the acquisition of the UK operations of Cityscape. The average yield on interest-earning assets was 10.24% and 11.47% in the second quarter of 1998 and 1997, respectively, and 9.60% and 10.79% in the first six months of 1998 and 1997, respectively. For the first six months of 1998, interest income amounted to $144.8 million, a $23.3 million or 19% increase over the same period in 1997.

Interest expense of $52.9 million for the second quarter of 1998 increased by $14.1 million or 36% over the comparable period in the prior year as a result of a $836.5 million or 36% net increase in the average balance of interest-bearing liabilities. Of the $836.5 million net increase in the average balance of interest-bearing liabilities, $924.2 million and $145.1 million related to increases in borrowings under lines of credit and securities sold under agreements to repurchase, respectively, offset by a $187.4 million decline in certificates of deposit. The average rate paid on interest-bearing liabilities was 6.65% and 6.63% in the second quarter of 1998 and 1997, respectively. For the first six months of 1998, interest expense amounted to $93.4 million, a $17.4 million or 23% increase over the same period of the prior year.

As a result of the above, net interest income before provision for loan losses of $34.2 million for the second quarter of 1998 increased by $6.1 million or 22% from the second quarter of 1997 and the net interest margin for the second quarter of 1998 decreased to 4.02% from 4.81% for the second quarter of 1997. Net interest income of $51.3 million for the first six months of 1998 increased $5.9 million or 13% over the comparable period of the prior year and the net interest margin declined 64 basis points to 3.40%.

NON-INTEREST INCOME

Exclusive of the $77.6 million impairment loss on the IO portfolio, non-interest income for the second quarter of 1998 amounted to $68.1 million, an increase of $34.8 million or 105% from that of the second quarter of 1997. The increase was primarily due to a $10.5 million or 45% increase in gains on sales of interest-earning assets, an $8.6 million or 178% increase in servicing fees and other charges, a $5.9 million increase in gain on real estate owned, and a $9.8 million increase in other income which includes $2.9 million of gains on sales of investments in real estate, $2.7 million of brokerage commissions earned in connection with the UK loan originations, and a $1.1 million increase in management fees received from OAC. Gains on sales of interest-earning assets for the second quarter of 1998 of $33.8 million were primarily comprised of a $9.7 million gain recognized in connection with the securitization of 4,522 subprime single-family residential mortgage loans with an aggregate unpaid principal balance of $382.7 million, a $12.2 million gain recognized in connection with the securitization of 1,155 discount single family residential mortgage loans with an aggregate unpaid principal balance of $98.3 million, a $9.1 million gain recognized in connection with the securitization of 14,179 UK subprime single family residential mortgage loans with an aggregate unpaid principal balance of (pound)218.1 million ($363.8 million) and a $2.8 million gain recognized on the sale of discount loans. Gains on sales of interest-earning assets for the first six months of 1998 increased by $22.4 million from the same period in 1997 and includes $24.6 million in gains earned during the first quarter in connection with two securitizations of discount and subprime mortgage loans.

Ocwen Financial Corporation (OCN)
Second Quarter Results
July 28, 1998

The increase in servicing fees and other charges reflects an increase in loan servicing and related fees as a result of an increase in loans serviced for others. The unpaid principal balance of loans serviced for others averaged $7.12 billion and $2.50 billion during the second quarter of 1998 and 1997, respectively, and $6.63 billion and $2.27 billion during the first six months of 1998 and 1997, respectively. At June 30, 1998, Ocwen serviced 125,318 loans for third parties totaling $8.17 billion.

IMPAIRMENT LOSS ON AAA-RATED AGENCY IOS

Impairment loss on AAA-rated agency IOs was $77.6 million, or $62.4 million after tax, for the second quarter and first six months of 1998. This charge resulted from the Company's decision to discontinue this activity and write-down the book value of the IO portfolio. On July 27, 1998 the Company disposed of the entire IO portfolio at book value.

EQUITY IN EARNINGS OF INVESTMENT IN JOINT VENTURES

On December 12, 1997, BCBF LLC (the "LLC"), a joint venture between the Company and Black Rock Finance LP, distributed all of its remaining assets to its partners. As a result, no equity in earnings of investment in joint venture was recorded during 1998. During the second quarter of 1997, the Company recorded $1.3 million of income related to its investment in joint ventures consisting primarily of net interest income. Income from the joint venture amounted to $15.7 million for the first six months of 1997 and includes $9.2 million of net gains related to the securitization of single-family residential loans in the first quarter of 1997.

PROVISION FOR LOAN LOSSES

The Company's provision for loan losses increased $1.8 million in the second quarter of 1998 as compared to 1997 due to an additional $2.1 million of general reserve established on discount loans. Provision for loan losses decreased by $5.7 million during the first six months of 1998 to $11.9 million primarily as a result of the recapture of previously established provisions in connection with the securitization of single-family residential discount loans during the first quarter of 1998 and the inclusion in provision for the first quarter of 1997 of $2.0 million of additional reserves provided in connection with the unsecuritized discount loans remaining from the first quarter 1997 securitization. At June 30, 1998, OCN had allowances for losses of $22.9 million and $4.1 million on its discount loan and loan portfolios, respectively, which amounted to 1.58% and 1.45% of the respective balances. The Company maintained reserves of 1.61% and 1.37% on its discount loans and loan portfolios, respectively, at December 31, 1997.

EXPENSES

NON-INTEREST EXPENSE

Non-interest expense of $55.8 million for the second quarter of 1998, which includes $3.5 million and $11.3 million related to OTX and Ocwen UK, respectively, increased by $24.7 million or 79% as compared to the same period for 1997. Compensation and employee benefits increased by $10.1 million as the average number of employees increased to 1,510 from 823. Occupancy and equipment expense increased $4.6 million primarily due to an increase in data processing costs, general office equipment expenses and rent expense, all largely attributable to an increase in corporate and loan production office space and the increase in the number of employees discussed above. Other operating expenses increased by $9.1 million primarily due to a $5.8 million increase in loan related expenses, a $2.2 million increase in professional expenses and a $1.4 million increase in marketing expenses.

Ocwen Financial Corporation (OCN)
Second Quarter Results
July 28, 1998

DISTRIBUTIONS  ON  COMPANY-OBLIGATED,   MANDATORILY   REDEEMABLE  SECURITIES  OF
SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES

In August 1997, Ocwen Capital Trust I, a wholly-owned subsidiary of Ocwen, issued $125.0 million of 10 7/8% Capital Securities. Distributions amounted to $3.4 million and $6.8 million during the three and six months ended June 30, 1998, respectively, as compared to $0 for the same periods in 1997.

INCOME TAXES

Income tax benefit (expense) amounted to $6.4 million and $(5.1) million during the second quarter of 1998 and 1997, respectively, and $5.8 million and $(8.7) million for the first six months of 1998 and 1997, respectively. The Company's income taxes reflect an expected tax rate of 11.52% for 1998 and a $3.4 million tax benefit resulting from the use of prior year net operating loss carryforwards. This compares to an effective tax rate of 21.4% for 1997. The Company's expected tax rate is less than its statutory tax rate primarily due to tax credits of $4.3 million and $2.9 million for the second quarter of 1998 and 1997, respectively, and $9.0 million and $6.5 million for the first six months of 1998 and 1997, respectively, resulting from investments in low-income housing tax credit interests. No valuation allowance was required at June 30, 1998 because it is expected that losses and tax credits will be utilized to offset taxable income and tax expense.

ASSETS AND LIABILITIES

At June 30, 1998, the Company had $3.51 billion of total assets as compared to $3.07 billion at December 31, 1997, an increase of $436.4 million or 14%. The increase in total assets was primarily due to a $161.3 million increase in loans available for sale, a $112.5 million increase in securities available for sale, primarily short duration collateralized mortgage obligations, and a $74.1 million increase in investment securities. OCN acquired discount loans with a combined total unpaid principal balance of approximately $585.8 million during the three months ended June 30, 1998 resulting in total acquisitions of $673.7 million for the six months ended June 30, 1998. In addition, OCN purchased and originated single family residential loans to subprime borrowers with a total unpaid principal balance of approximately $646.8 million during the second quarter of 1998, including $421.3 million purchased from the U.K. operations of Cityscape. At June 30, 1998, the Company had $2.95 billion of total liabilities as compared to $2.52 billion at December 31, 1997. The increase in total liabilities was due primarily to a $161.6 million increase in deposits and a $203.2 million increase in obligations outstanding under lines of credit
(obtained to finance the acquisition and origination of single family residential subprime loans).

CAPITAL

Stockholders' equity increased $7.6 million or 2% during the first six months of 1998 from $419.7 million at December 31, 1997 to $427.3 million at June 30, 1998 primarily as the result of a $24.4 million increase in net unrealized gains on securities available for sale, offset by a net loss of $15.6 million. At June 30, 1998, stockholders' equity included $19.4 million of net unrealized gains on securities available for sale, as compared with $5.0 million of net unrealized losses at December 31, 1997.

Ocwen Financial Corporation (OCN)
Second Quarter Results
July 28, 1998

FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS CONTAINED HEREIN ARE NOT, AND CERTAIN STATEMENTS CONTAINED IN FUTURE FILINGS BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), IN THE COMPANY'S PRESS RELEASES OR IN THE COMPANY'S OTHER PUBLIC OR SHAREHOLDER COMMUNICATIONS, MAY NOT BE BASED ON HISTORICAL FACTS AND ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON VARIOUS ASSUMPTIONS (SOME OF WHICH ARE BEYOND THE COMPANY'S CONTROL), MAY BE IDENTIFIED BY REFERENCE TO A FUTURE PERIOD(S) OR BY THE USE OF FORWARD-LOOKING TERMINOLOGY, SUCH AS "ANTICIPATE," "BELIEVE," "COMMITMENT," "CONSIDER," "CONTINUE," "COULD," "ENCOURAGE," "ESTIMATE," "EXPECT," "INTEND," "MAY," " PLAN," "PRESENT," "PROPOSE," "PROSPECT," "WILL," FUTURE OR CONDITIONAL VERB TENSES, SIMILAR TERMS, VARIATIONS ON SUCH TERMS OR NEGATIVES OF SUCH TERMS. ALTHOUGH THE COMPANY
BELIEVES THE ANTICIPATED RESULTS OR OTHER EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT THOSE RESULTS OR EXPECTATIONS WILL BE ATTAINED. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH STATEMENTS DUE TO RISKS, UNCERTAINTIES AND CHANGES WITH RESPECT TO A VARIETY OF FACTORS, INCLUDING, BUT NOT LIMITED TO, INTERNATIONAL, NATIONAL, REGIONAL OR LOCAL ECONOMIC ENVIRONMENTS, GOVERNMENT FISCAL AND MONETARY POLICIES, PREVAILING INTEREST OR CURRENCY EXCHANGE RATES, GOVERNMENT REGULATIONS AFFECTING FINANCIAL INSTITUTIONS (INCLUDING REGULATORY FEES AND CAPITAL REQUIREMENTS), COMPETITIVE PRODUCTS AND PRICING, CREDIT, PREPAYMENT, BASIS AND ASSET/LIABILITY RISKS (INCLUDING INTEREST AND RELATED PREPAYMENT RISK WITH RESPECT TO RESIDENTIAL AND SUBORDINATE SECURITIES RELATED BY THE COMPANY FROM ITS SECURITIZATIONS), LOAN SERVICING EFFECTIVENESS, THE COURSE OF NEGOTIATIONS AND THE ABILITY TO REACH AGREEMENT WITH RESPECT TO THE MATERIAL TERMS OF ANY PARTICULAR TRANSACTION, SATISFACTORY DUE DILIGENCE RESULTS, SATISFACTION OR FULFILLMENT OF AGREED UPON TERMS AND CONDITIONS OF CLOSING OR PERFORMANCE, THE TIMING OF TRANSACTION CLOSINGS, ACQUISITIONS AND THE INTEGRATION OF ACQUIRED BUSINESSES, SOFTWARE INTEGRATION, DEVELOPMENT AND LICENSING, THE FINANCIAL AND SECURITIES MARKETS, THE AVAILABILITY OF AND COSTS ASSOCIATED WITH OBTAINING ADEQUATE AND TIMELY SOURCES OF LIQUIDITY, DEPENDENCE ON EXISTING SOURCES OF FUNDING, AVAILABILITY OF
DISCOUNT  LOANS FOR  PURCHASE,  SIZE AND  NATURE  OF THE  SECONDARY  MARKET  FOR
MORTGAGE LOANS AND THE SECURITIZATION MARKET, GEOGRAPHIC CONCENTRATIONS OF ASSETS, OTHER FACTORS GENERALLY UNDERSTOOD TO AFFECT THE REAL ESTATE ACQUISITION, MORTGAGE AND LEASING MARKETS AND SECURITIES INVESTMENTS, AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S REPORTS AND FILINGS WITH THE SEC, INCLUDING ITS REGISTRATION STATEMENTS ON FORM S-1 AND PERIODIC REPORTS ON FORMS 10-Q, 8-K AND 10-K. THE COMPANY DOES NOT UNDERTAKE, AND SPECIFICALLY DISCLAIMS ANY OBLIGATION, TO PUBLICLY RELEASE THE RESULT(S) OF ANY REVISIONS WHICH MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS.

ATTACHED ARE THE FINANCIAL SUMMARY, THE AVERAGE BALANCE AND RATE ANALYSIS TABLES AND THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS.

Ocwen Financial Corporation (OCN)
Second Quarter Results
July 28, 1998

OCWEN FINANCIAL CORPORATION                               At or for the Three                        At or for the Six
FINANCIAL SUMMARY                                        Months ended June 30,                      Months ended June 30,
                                               ----------------------------------------    ----------------------------------------
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)         1998            1997        Change %        1998            1997        Change %
--------------------------------------------   -----------     -----------   ----------    -----------     -----------   ----------
OPERATIONS DATA:
Interest income ............................   $    87,082     $    66,942           30    $   144,769     $   121,469           19
Interest expense ...........................        52,930          38,868           36         93,432          76,032           23
                                               -----------     -----------                 -----------     -----------
Net interest income ........................        34,152          28,074           22         51,337          45,437           13
Provision for loan losses ..................         9,675           7,909           22         11,929          17,651          (32)
                                               -----------     -----------                 -----------     -----------
   Net interest income after provision for
     loan losses ...........................        24,477          20,165           21         39,408          27,786           42
                                               -----------     -----------                 -----------     -----------
Servicing fees and other charges ...........        13,488           4,845          178         23,260          10,081          131
Gain on sale of interest-earning assets, net        33,828          23,365           45         62,565          40,143           56
Impairment loss on AAA-rated agency IOs ....       (77,645)             --           --        (77,645)             --           --
Other non-interest income ..................        20,807           5,079          310         27,704           4,416          527
                                               -----------     -----------                 -----------     -----------
  Total non-interest income ................        (9,522)         33,289         (129)        35,884          54,640          (34)
                                               -----------     -----------                 -----------     -----------
Compensation and employee benefits .........        29,766          19,676           51         51,247          34,599           48
Other non-interest expense .................        26,005          11,404          128         38,577          19,178          101
                                               -----------     -----------                 -----------     -----------
  Total non-interest expense ...............        55,771          31,080           79         89,824          53,777           67
Distributions on Company-obligated,
  mandatorily redeemable securities of
  subsidiary trust holding solely junior
  subordinated debentures ..................         3,398              --                       6,797              --           --
Equity in earnings of investment in joint
  ventures .................................            --           1,301         (100)            --          15,674         (100)
                                               -----------     -----------                 -----------     -----------
  (Loss) income before income taxes ........       (44,214)         23,675         (287)       (21,329)         44,323         (148)
                                               -----------     -----------                 -----------     -----------
Income tax benefit (expense) ...............         6,383          (5,126)         225          5,810          (8,733)         167
Minority interest ..........................           (68)            243         (128)           (35)            243         (114)
                                               -----------     -----------                 -----------     -----------
  Net (loss) income ........................   $   (37,899)    $    18,792         (302)   $   (15,554)    $    35,833         (143)
                                               ===========     ===========                 ===========     ===========

Earnings per share:
  Basic ....................................   $     (0.62)    $      0.35         (277)   $     (0.26)    $      0.67         (139)
  Diluted ..................................   $     (0.62)    $      0.35         (277)   $     (0.25)    $      0.66         (138)

KEY RATIOS:

Net interest spread ........................          3.59%           4.84%         (26)          2.91%           4.18%         (30)
Net interest margin ........................          4.02%           4.81%         (16)          3.40%           4.04%         (16)
Annualized Return on Average:
  Assets (1) (2) ...........................         (3.80)%          2.75%        (238)         (0.86)%          2.68%        (132)
  Equity (2) ...............................        (34.88)%         32.29%        (208)         (7.23)%         32.23%        (122)
Efficiency Ratio (3) .......................        226.44%          49.60%         357         102.98%          46.46%         122

AVERAGE BALANCES:
Securities available for sale ..............   $   589,879     $   308,267           91    $   559,602     $   323,640           73
Loan portfolio .............................       285,609         447,591          (36)       283,412         435,642          (35)
Discount loan portfolio ....................     1,307,021       1,350,151           (3)     1,343,067       1,234,186            9
Total interest-earning assets ..............     3,401,335       2,334,115           46      3,015,879       2,251,951           34
Total assets ...............................     3,992,902       2,732,315           46      3,623,476       2,671,306           36

Deposits ...................................     1,871,984       2,075,371          (10)     1,827,846       2,032,980          (10)
Total interest-earning liabilities .........     3,181,946       2,345,476           36      2,793,556       2,302,046           21
Total liabilities ..........................     3,558,304       2,499,557           42      3,192,932       2,448,920           30
Total stockholders' equity .................       434,598         232,758           87        430,544         222,386           94

Ocwen Financial Corporation (OCN)
Second Quarter Results
July 28, 1998

-------------------------
(1) Includes the Company's pro rata share of average assets held by the joint venture for the three and six months ended June 30, 1997.

(2) Exclusive of the impairment loss of $77,645 ($62,368 after tax), the annualized return on average assets would have been 2.45% and 2.58% for the three and six months ended June 30, 1998, respectively, and the annualized return on average equity would have been 22.52% and 21.75% for the three and six months ended June 30, 1998, respectively.

(3) Before provision for loan losses, and including equity in earnings of investment in joint venture for the three and six months ended June 30, 1997. Exclusive of the pre-tax impairment loss of $77,645, the efficiency ratio would have been 54.53% and 54.48% for the three and six months ended June 30, 1998, respectively.

Ocwen Financial Corporation (OCN)
Second Quarter Results
July 28, 1998

OCWEN FINANCIAL CORPORATION
AVERAGE BALANCE/RATE ANALYSIS

                                                            Three months ended June 30,
                                       -------------------------------------------------------------------------
                                                       1998                                 1997
                                       ------------------------------------ ------------------------------------
                                        Average                  Annualized  Average                  Annualized
                                        Balance      Interest    Yield/Rate  Balance      Interest    Yield/Rate
                                       ----------   ----------   ---------- ----------   ----------   ----------
AVERAGE ASSETS:                                                  (Dollars in thousands)
Federal funds sold and repurchase
  agreements .......................   $  127,444   $    1,758       5.52%  $   63,192   $      795       5.03%
Securities available for sale ......      589,879        4,565       3.10      308,267        6,509       8.45
Loans available for sale ...........      998,282       25,291      10.13      135,801        3,973      11.70
Investment securities and other ....       93,100        1,532       6.58       29,113          745      10.24
Loan portfolio .....................      285,609       11,655      16.32      447,591       10,674       9.54
Discount loan portfolio ............    1,307,021       42,281      12.94    1,350,151       44,246      13.11
                                       ----------   ----------              ----------   ----------
Total interest-earning assets,
  interest income ..................    3,401,335       87,082      10.24    2,334,115       66,942      11.47
                                                    ----------                           ----------
Non-interest earning cash ..........       25,264                               12,204
Allowance for loan losses...........      (24,143)                             (21,441)
Investments in low-income housing
  tax credit interests .............      113,851                              100,779
Investment in joint ventures........        1,056                               30,128
Real estate owned, net..............      176,613                              102,527
Other assets........................      298,926                              174,003
                                       ----------                           ----------
  Total assets......................   $3,992,902                           $2,732,315
                                       ==========                           ==========

AVERAGE LIABILITIES AND
  STOCKHOLDERS' EQUITY:
Interest-bearing demand deposits ...   $   26,884   $      257       3.82   $   42,600   $      496       4.66
Savings deposits ...................        1,743           10       2.29        2,037           12       2.36
Certificates of deposit ............    1,843,357       28,410       6.16    2,030,734       30,863       6.08
                                       ----------   ----------              ----------   ----------
  Total interest-bearing deposits...    1,871,984       28,677       6.13    2,075,371       31,371       6.05
Notes, debentures and other ........      226,373        6,734      11.90      245,523        7,148      11.65
Obligations outstanding under
  lines of credit ..................      924,218       15,103       6.54           --           --         --
Securities sold under agreements
  to repurchase ....................      159,371        2,416       6.06       14,272          204       5.72
Federal Home Loan Bank advances ....           --           --         --       10,310          145       5.63
                                       ----------   ----------              ----------   ----------
  Total interest-bearing
    liabilities, interest expense ..    3,181,946       52,930       6.65    2,345,476       38,868       6.63
                                                    ----------                           ----------
Non-interest bearing deposits ......       19,440                               28,147
Escrow deposits.....................      142,986                               72,006
Other liabilities...................      213,932                               53,928
                                       ----------                           ----------
  Total liabilities.................    3,558,304                            2,499,557
Stockholders' equity................      434,598                              232,758
                                       ----------                           ----------
  Total liabilities and
    stockholders' equity ...........   $3,992,902                           $2,732,315
                                       ==========                           ==========
Net interest income before provision
  for loan losses ..................                $   34,152                           $   28,074
                                                    ==========                           ==========
Net interest rate spread............                                 3.59%                                4.84%
Net interest margin.................                                 4.02%                                4.81%
Ratio of interest-earning assets to
  interest-bearing liabilities......          107%                                 100%

Ocwen Financial Corporation (OCN)
Second Quarter Results
July 28, 1998

OCWEN FINANCIAL CORPORATION
AVERAGE BALANCE/RATE ANALYSIS
                                                           Six months ended June 30,
                                     -----------------------------------------------------------------------
                                                   1998                                 1997
                                     ---------------------------------- ------------------------------------
                                       Average               Annualized   Average                 Annualized
                                       Balance     Interest  Yield/Rate   Balance     Interest    Yield/Rate
                                     ----------   ---------- ---------- ----------   ----------   ----------
AVERAGE ASSETS:                                             (Dollars in thousands)
Federal funds sold and repurchase
   agreements ....................   $  102,164   $    2,437     4.77%  $   97,765   $    2,453       5.02%
Securities available for trading .           --           --       --        6,589          248       7.53
Securities available for sale ....      559,602        8,526     3.05      323,640       14,682       9.07
Loans available for sale .........      668,838       34,794    10.40      127,823        6,824      10.68
Investment securities and other ..       58,796        2,017     6.86       26,306        1,426      10.84
Loan portfolio ...................      283,412       17,917    12.64      435,642       21,366       9.81
Discount loan portfolio ..........    1,343,067       79,078    11.78    1,234,186       74,470      12.07
                                     ----------   ----------            ----------   ----------
Total interest-earning assets,
   interest income ...............    3,015,879      144,769     9.60    2,251,951      121,469      10.79
                                                  ----------                         ----------
Non-interest earning cash.........       22,744                             11,781
Allowance for loan losses.........      (25,026)                           (18,897)
Investments in low-income
   housing tax credit interests ..      122,775                             95,588
Investment in joint ventures......        1,056                             46,882
Real estate owned, net............      174,283                            107,377
Other assets......................      311,765                            176,624
                                    -----------                         ----------
   Total assets...................  $ 3,623,476                         $2,671,306
                                    ===========                         ==========

AVERAGE LIABILITIES AND
  STOCKHOLDERS' EQUITY:
Interest-bearing demand deposits .   $   22,018   $      613       5.57 $   33,275   $      723       4.35
Savings deposits .................        1,739           20       2.30      2,328           27       2.32
Certificates of deposit ..........    1,804,089       55,889       6.20  1,997,377       60,514       6.06
                                     ----------   ----------            ----------   ----------
   Total interest-bearing deposits    1,827,846       56,522       6.18  2,032,980       61,264       6.03
Notes, debentures and other ......      226,626       13,486      11.90    235,547       13,863      11.77
Obligations outstanding under
   lines of credit ...............      604,214       19,623       6.50         --           --         --
Securities sold under agreements
   to repurchase .................      131,130        3,701       5.64     17,603          477       5.42
Federal Home Loan Bank advances ..        3,740          100       5.35     15,916          428       5.38
                                     ----------   ----------            ----------   ----------
   Total interest-bearing
liabilities, interest expense....     2,793,556       93,432       6.69  2,302,046       76,032       6.61
                                                  ----------                         ----------
Non-interest bearing deposits.....       21,022                             20,765
Escrow deposits...................      126,283                             71,860
Other liabilities.................      252,071                             54,249
                                     ----------                         ----------
   Total liabilities..............    3,192,932                          2,448,920
Stockholders' equity..............      430,544                            222,386
                                     ----------                         ----------
   Total liabilities and
     stockholders' equity.........    3,623,476                          2,671,306
                                     ==========                         ==========
Net interest income before
   provision for loan losses......                $   51,337                         $   45,437
                                                  ==========                         ==========
Net interest rate spread..........                                 2.91%                              4.18%
Net interest margin...............                                 3.40%                              4.04%
Ratio of interest-earning
   assets to interest-bearing
   liabilities....................          108%                                98%

Ocwen Financial Corporation (OCN)
Second Quarter Results
July 28, 1998

OCWEN FINANCIAL CORPORATION AND SUBSIDIARIES                                    June 30,     December 31,
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION                                   1998            1997
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)                                     (Unaudited)     (Audited)
                                                                              -----------    -----------
ASSETS
Cash and amounts due from depository institutions .........................   $    16,160    $    12,243
Interest bearing deposits .................................................        19,870        140,001
Federal funds sold and repurchase agreements ..............................       138,000             --
Securities available for sale, at market value ............................       589,283        476,796
Loans available for sale, at lower of cost or market ......................       338,359        177,041
Investment securities, net ................................................        87,378         13,295
Loan portfolio, net .......................................................       280,951        266,299
Discount loan portfolio, net ..............................................     1,421,506      1,434,176
Investments in low income housing tax credit interests ....................       132,983        128,614
Investment in joint ventures ..............................................         1,056          1,056
Real estate owned, net ....................................................       151,607        167,265
Investment in real estate .................................................        22,453         65,972
Premises and equipment, net ...............................................        38,207         21,542
Income taxes receivable ...................................................        10,607             --
Deferred tax asset ........................................................        61,505         45,148
Excess of purchase price over net assets acquired .........................        36,372         15,560
Principal, interest and dividends receivable ..............................        23,329         17,284
Escrow advances on loans ..................................................        58,041         47,888
Other assets ..............................................................        77,912         38,985
                                                                              -----------    -----------
                                                                              $ 3,505,579    $ 3,069,165
                                                                              ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
   Deposits ...............................................................   $ 2,144,377    $ 1,982,822
   Securities sold under agreements to repurchase .........................       133,970        108,250
   Obligations outstanding under lines of credit ..........................       321,457        118,304
   Notes, debentures and other interest bearing obligations ...............       225,469        226,975
   Accrued interest payable ...............................................        32,640         32,238
   Income taxes payable ...................................................            --          3,132
   Accrued expenses, payables and other liabilities .......................        94,233         51,709
                                                                              -----------    -----------
     Total liabilities ....................................................     2,952,146      2,523,430
                                                                              -----------    -----------

Company-obligated, mandatorily redeemable securities of subsidiary trust
   holding solely junior subordinated debentures of the Company ...........       125,000        125,000

Minority interest .........................................................         1,134          1,043

STOCKHOLDERS' EQUITY:
   Preferred stock, $.01 par value; 20,000,000 shares authorized; 0 shares
     issued and outstanding ...............................................            --             --
   Common stock, $.01 par value; 200,000,000 shares authorized; 60,771,897 and 60,565,835 shares issued and outstanding at June 30, 1998 and
     December 31, 1997, respectively ......................................           608            606
   Additional paid-in capital .............................................       165,992        164,751
   Retained earnings ......................................................       243,795        259,349
   Unrealized gain (loss) on securities available for sale, net of taxes ..        19,377         (5,014)
   Foreign currency translation adjustment, net ...........................        (2,473)            --
                                                                              -----------    -----------
     Total stockholders' equity ...........................................       427,299        419,692
                                                                              -----------    -----------
                                                                              $ 3,505,579    $ 3,069,165
                                                                              ===========    ===========

Ocwen Financial Corporation (OCN)
Second Quarter Results
July 28, 1998

OCWEN FINANCIAL CORPORATION AND
SUBSIDIARIES CONSOLIDATED STATEMENTS OF  OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                             Three months                      Six months
--------------------------------------------------   ----------------------------    ----------------------------
For the periods ended June 30,                           1998            1997            1998             1997
--------------------------------------------------   ------------    ------------    ------------    ------------
Interest income:
   Federal funds sold and repurchase agreements ..   $      1,758    $        795    $      2,437    $      2,453
   Securities available for sale .................          4,565           6,509           8,526          14,682
   Securities held for trading ...................             --              --              --             248
   Loans available for sale ......................         25,291           3,973          34,794           6,824
   Loans .........................................         11,655          10,674          17,917          21,366
   Discount loans ................................         42,281          44,246          79,078          74,470
   Investment securities and other ...............          1,532             745           2,017           1,426
                                                     ------------    ------------    ------------    ------------
                                                           87,082          66,942         144,769         121,469
                                                     ------------    ------------    ------------    ------------
Interest expense:
   Deposits ......................................         28,677          31,371          56,522          61,264
   Securities sold under agreements to repurchase           2,416             204           3,701             477
   Advances from the Federal Home Loan Bank ......             --             145             100             428
   Obligations outstanding under lines of credit .         15,103              --          19,623              --
   Notes, debentures and other interest bearing
     obligations .................................          6,734           7,148          13,486          13,863
                                                     ------------    ------------    ------------    ------------
                                                           52,930          38,868          93,432          76,032
                                                     ------------    ------------    ------------    ------------
   Net interest income before provision for loan
     losses ......................................         34,152          28,074          51,337          45,437
Provision for loan losses ........................          9,675           7,909          11,929          17,651
                                                     ------------    ------------    ------------    ------------
   Net interest income after provision for loan
     losses ......................................         24,477          20,165          39,408          27,786
                                                     ------------    ------------    ------------    ------------

Non-interest income:
   Servicing fees and other charges ..............         13,488           4,845          23,260          10,081
   Gains on sales of interest earning assets, net          33,828          23,365          62,565          40,143
   Impairment loss on AAA-rated agency IOs .......        (77,645)             --         (77,645)             --
   Gain on real estate owned, net ................         10,521           4,629          11,547           3,835
   Other income ..................................         10,286             450          16,157             581
                                                     ------------    ------------    ------------    ------------
                                                           (9,522)         33,289          35,884          54,640
                                                     ------------    ------------    ------------    ------------
Non-interest expense:
   Compensation and employee benefits ............         29,766          19,676          51,247          34,599
   Occupancy and equipment .......................          8,553           3,960          15,010           6,789
   Net operating loss on investments in real
     estate and certain low income housing
     interests tax credit ........................          1,046             104           2,292           1,197
   Other operating expenses ......................         16,406           7,340          21,275          11,192
                                                     ------------    ------------    ------------    ------------
                                                           55,771          31,080          89,824          53,777
                                                     ------------    ------------    ------------    ------------
Distributions on Company-obligated, mandatorily
   redeemable securities of  subsidiary trust
   holding solely junior subordinated debentures .          3,398              --           6,797              --

Equity in earnings of investment in joint ventures             --           1,301              --          15,674
                                                     ------------    ------------    ------------    ------------

   (Loss) income before income taxes .............        (44,214)         23,675         (21,329)         44,323
Income tax  benefit (expense) ....................          6,383          (5,126)          5,810          (8,733)
Minority interest in net (income) loss of
  consolidated subsidiary ........................            (68)            243             (35)            243
                                                     ------------    ------------    ------------    ------------
   Net (loss) income .............................   $    (37,899)   $     18,792    $    (15,554)   $     35,833
                                                     ============    ============    ============    ============
(Loss) income per share:
   Basic .........................................   $      (0.62)   $       0.35    $      (0.26)   $       0.67
                                                     ============    ============    ============    ============
   Diluted .......................................   $      (0.62)   $       0.35    $      (0.25)   $       0.66
                                                     ============    ============    ============    ============

Weighted average common shares outstanding:
   Basic .........................................     60,713,593      53,599,022      60,682,432      53,599,014
                                                     ============    ============    ============    ============
   Diluted .......................................     61,326,784      54,127,521      61,336,494      54,137,127
                                                     ============    ============    ============    ============

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